Great-West Life & Annuity

Insurance Company

FOR IMMEDIATE RELEASE

GREAT-WEST U.S. ANNOUNCES COMPLETION OF FIXED/ADJUSTABLE RATE ENHANCED CAPITAL ADVANTAGED SUBORDINATED DEBENTURES OFFERING

GREENWOOD VILLAGE, May 19, 2006 – GWL&A Financial Inc., the parent company of Great-West Life & Annuity Insurance Company, today announced that an affiliated limited partnership, Great-West Life & Annuity Insurance Capital, LP II, has completed the issue of $300 million of Fixed/Adjustable Rate Enhanced Capital Advantaged Subordinated Debentures due 2046 (the “ECAPS”). The ECAPS were issued to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and qualified purchasers pursuant to Section 3(c)(7) of the Investment Company Act, as amended.

The ECAPS subject to the private placement are not registered under the Securities Act of 1933, as amended, or any state securities laws, and were offered only to qualified institutional investors in reliance on Rule 144A under the Securities Act. Unless so registered, the ECAPS may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the ECAPS.

Great-West Life & Annuity Insurance Company, headquartered in metro-Denver, serves its customers through a full range of healthcare plans, life and disability insurance, annuities, and retirement savings products and services. It is an indirect, wholly owned subsidiary of Great-West Lifeco Inc. and a member of the Power Financial Corporation group of companies.

For more information contact:

Lisa Gigax

(303) 737-6290

lisa.gigax@gwl.com